PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 2, 2009	Registration No. 333-158277
and Prospectus dated April 2, 2009)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$200,000,000 Floating Rate Notes Due June 20, 2013
CUSIP: 48245ABU4
ISIN: US48245ABU43
          Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	100%	0.20%	99.80%
Total	U.S.$200,000,000	400,000	U.S.$199,600,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealers named below expect to deliver the notes to investors on or about May 26, 2009.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

BNP PARIBAS
RBC CAPITAL MARKETS
MAY 18, 2009

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated April 2, 2009 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 2, 2009 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$200,000,000 Floating Rate Notes due June 20, 2013

Aggregate Principal Amount: U.S.$200,000,000	Maturity Date: June 20, 2013

Original Issue Date: May 26, 2009	Initial Interest Rate: N/A

Interest Commencement Date: May 26, 2009	First Interest Payment Date: September 20, 2009

Final Redemption Price: 100%

Indexed Notes:

Details: N/A
Type of Floating Rate Note:

☑ Regular Floating Rate
☐ Floating Rate/Fixed Rate
Fixed Rate Commencement Date:
☐ Fixed Rate/Floating Rate
Fixed Interest Rate:
Floating Rate Commencement Date:
☐ Inverse Floating Rate
☐ Other:
Interest Rate Basis/Bases:

☐ CD Rate
☐ CMT Rate:
☐ CMT (T7051 Page)
☐ CMT (T7052 Page)
☐ Commercial Paper Rate
☐ Federal Funds Rate
☑ LIBOR: USD-LIBOR-BBA
LIBOR Currency (if not U.S. dollars):
LIBOR Reuters Screen Page (if not U.S. dollars):
☐ Prime Rate
☐ Treasury Rate:
☐ Other:

Spread: Plus 0.30%	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: 3-months-USD-LIBOR
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☑ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each Interest Payment Date
Interest Determination Date(s): as provided in §3(C) of the Conditions

Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions

Calculation Agent:
☑ Deutsche Bank Trust Company Americas
☐ Other:
Interest Payment Date(s): unless otherwise specified, the 20th day of the following

(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year
☐ Each of the following two calendar months in each year:
☑ The following calendar month in each year: March, June, September and December, including the Maturity Date
Redemption:      ☐ Yes            ☑ No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):
Repayment:      ☐ Yes            ☑ No

Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S.$ for all payments unless otherwise specified below:

Payments of principal and any premium: U.S.$
Payments of interest: U.S.$
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”):      ☐ Yes           ☑ No

Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction:

☑ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
Business Day Convention (for Interest Payment Dates other than the Maturity Date):

As provided in §3(E) of the Conditions:
☐ Following Business Day Convention, no adjustment of Interest
☑ Modified Following Business Day Convention, adjustment of Interest
Other Terms of Notes:

N/A
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified

PLAN OF DISTRIBUTION
BNP Paribas Securities Corp. and RBC Capital Markets Corporation are acting as dealers for the Notes and have agreed to purchase, as principals, at a price equal to 99.80% of the principal amount of the Notes, a principal amount of U.S.$100,000,000 of the Notes each.